UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: May 18, 2009
Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State of Incorporation)

001-32347	No. 88-0326081
(Commission File Number)	(I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada	89511-1136
(Address of Principal Executive Offices)	(Zip Code)
(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.	3

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.	4

Item 9.01.	Financial Statements and Exhibits.	4

Signatures		5

Exhibit Index		6

Exhibit 10.23	Note Purchase Agreement, dated as of May 18, 2009, among Ortitlan, Limitada and TCW Global Project Fund II, Ltd.

Exhibit 99.1	Press Release of Registrant dated May 21, 2009
EX-10.23
EX-99.1

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.
On May 21, 2009, Ormat Technologies, Inc. (the “Registrant”) announced that its indirect wholly-owned subsidiary, Ortitlan, Limitada (“Ortitlan”), entered into a Note Purchase Agreement, dated as of May 18, 2009, with TCW Global Project Fund II, Ltd. (the “Agreement”), pursuant to which Ortitlan agreed to issue and sell, and TCW Global Project Fund II, Ltd. agreed to purchase, a promissory note in an aggregate principal amount of $42 million in order to refinance the Registrant’s investment in the 20 MW Amatitlan geothermal power plant located in Amatitlan, Guatemala. On May 21, 2009, the sale and purchase of the promissory note in accordance with the Agreement was consummated and the purchase price of $42 million was paid to Ortitlan.
Ortitlan will apply the proceeds from this senior debt financing to certain costs incurred by Ortitlan or its affiliates in the development and construction of the Amatitlan geothermal power plant. The note is scheduled to mature on June 15, 2016 and bears interest at a fixed rate of 9.83%. Principal and interest payments under the Agreement are due quarterly, with interest payments commencing on June 15, 2009 and principal payments (which will be partially amortizing with a balloon payment at maturity) commencing on September 15, 2009. Ortitlan has a right to voluntarily prepay the total outstanding principal amount of the note at any time subject to prior notice and a prepayment premium specified in the Agreement. In addition, Ortitlan has the right to prepay the total outstanding principal amount of the note (without having to pay a prepayment fee) in the event TCW Global Project Fund II, Ltd. does not (x) provide financing for an expansion of the Amatitlan geothermal power plant and (y) allow certain permitted liens with respect to the plant that would permit Ortitlan to obtain financing from a different lender for any such expansion, subject to Ortitlan’s compliance with certain requirements under the Agreement. The notes are also subject to customary mandatory prepayment from insurance and condemnation proceeds above certain thresholds.
Ortitlan’s repayment and other obligations under the Agreement are secured by substantially all of the assets of Ortitlan, including all property, plant and equipment, revenues, contract rights, and insurance. OrPower 2 Inc. and OrPower 9, Inc., which are indirect wholly-owned subsidiaries of the Registrant that together hold all of the equity interests in Ortitlan, have also pledged their equity interest in and, in the case of OrPower 9, Inc. its shareholder loans to, Ortitlan.
The Agreement includes representations, warranties and covenants that are customary for international project financings of this type, including covenants to comply with applicable environmental standards, maintain certain insurance policies, and provide financial and other periodic reports. Ortitlan is also required to maintain a debt service coverage ratio and a debt to equity ratio (in each case as defined in, and subject to certain qualifications set forth in, the Agreement). In addition, Ortitlan is subject to various restrictive covenants under the Agreements which include limitations on Ortitlan’s ability to incur additional indebtedness, pay dividends, make expenditures in excess of approved budgets, dispose of assets, change the nature of its business, or undertake mergers or other business combinations. As part of the transaction, the Registrant determined to cancel the political risk insurance policy that it had for the Amatitlan project.
Under certain circumstances, the unpaid principal amount of and accrued and unpaid interest on the note may be accelerated by the note holder. Such events of default include the following (subject to various exceptions and notice, cure and grace periods): failure to pay any principal, interest or other amounts when due; failure to comply with covenants under the Agreement and related transaction documents; breach of representations and warranties; non-payment or acceleration of other debt of Ortitlan; bankruptcy of Ortitlan or certain of its affiliates; judgments rendered against Ortitlan or certain of its affiliates; a materially adverse change in the regulatory status of the Amatitlan geothermal power plant or Ortitlan under Guatemalan law; expropriation of or a casualty event affecting all or substantially all of the plant or abandonment of the plant by Ortitlan; the incurrence of certain labor or social security liabilities by Ortitlan; change of control; failure by major project parties to comply with obligations under project related agreements; revocation or early termination of security documents or certain project related agreements; and any event resulting in a “material adverse effect” (as defined in the Agreement).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
10.23	Note Purchase Agreement, dated as of May 18, 2009, among Ortitlan, Limitada and TCW Global Project Fund II, Ltd.

99.1	Press Release of Registrant dated May 21, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.
By:	/s/ Yehudit Bronicki
	Name:	Yehudit Bronicki
	Title:	Chief Executive Officer

Date: May 21, 2009

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.23	Note Purchase Agreement, dated as of May 18, 2009, among Ortitlan, Limitada and TCW Global Project Fund II, Ltd.

99.1	Press Release of Registrant dated May 21, 2009